EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1900
Contacts: Media -- Greg Guest 404-652-4739 Robin Keegan 404-652-4713 Investors -- Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

Date: May 10, 2004

GEORGIA-PACIFIC COMPLETES ASSET SALES

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has completed three previously announced sales of non-strategic assets. These separate sales involve its building products distribution business, its non-integrated pulp operations and its interest in three Brazilian companies that own a minority, non-voting interest in Brazilian pulp company Aracruz Celulose S.A.

Combined, the transactions are expected to result in total net after-tax proceeds of approximately $1.4 billion, which will be used to reduce corporate debt.

            "Completion of these transactions is another significant step in our ongoing reduction of debt," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Going forward, we will continue to focus our efforts on improving the operating results of our current portfolio of assets."

            Georgia-Pacific sold the building products distribution business to a new company owned by Cerberus Capital Management L.P., a private, New York-based investment firm, and members of the distribution business' management team. The overall transaction was valued at approximately $810 million, subject to working capital adjustments.

            In addition, Georgia-Pacific will enter into a six-year agreement for the distribution business to continue purchasing structural panels, lumber and other building products manufactured by
Georgia-Pacific. This agreement contains substantially similar terms as the current arrangement between Georgia-Pacific's building products manufacturing and building products distribution businesses.

            Georgia-Pacific sold its non-integrated pulp facilities at Brunswick, Ga., and New Augusta, Miss., as well as affiliated assets, to Koch Cellulose, LLC and its subsidiaries for approximately $610 million, subject to working capital adjustments. Koch Cellulose is an independently operated subsidiary of Koch Industries, Inc.

Georgia-Pacific's sale of its interest in the three Brazilian companies that hold stakes in Aracruz was valued at approximately $75 million.

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News

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products manufacturing business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

           Certain statements contained in this release, including statements regarding the company's expected business outlook and anticipated after-tax gains and proceeds are forward-looking statements (as such term is defined under the federal securities laws), based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, assumptions about working capital levels in the businesses being sold, applicable tax laws and regulations, the success of the branding and marketing strategies we are pursuing for our consumer products, the realization of announced price increases for many of our products, continued strength in new home building, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended Jan. 3, 2004.

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